EXHIBIT 10.10

                CORPORATE DEVELOPMENT AND CONSULTING AGREEMENT


     This Corporate Development and Consulting Engagement Agreement (the "Agreement") is entered into on July 7, 2006 (the "Effective Date") by and between the techno-business provider firm of Fort Holdings Ltd, a British Virgin Island Corporation (the "Firm"), and American TonerServ Corp., a Delaware Corporation with Federal ID No. 33-0686105, located at 475 Aviation Boulevard, Suite 100, Santa Rosa, CA 95403 United States, (the "Client"), to govern the consultant-client relationship between the parties as follows:

     1. Services to be Provided. The Firm shall provide consulting services to Client regarding corporate and business development, corporate planning, financial engineering and advice as specified in a Service Order from time to time submitted by Firm and accepted in writing by both Client and Firm ("Service Order(s)"). Each Service Order shall be in a form similar to the one attached as Exhibit A. Any accepted Service Order may be amended or superseded by any new Service Order only in writing by both parties which expressly provided that it amends or supersedes a prior Service Order. Each and all accepted Service Order including the Service Order in Exhibit A constitutes part of this Agreement.

     2. Duties of Client. The Client shall cooperate with the Firm in whatever way is reasonably necessary for the Firm to provide the services contemplated hereunder and shall participate with the Firm in the handling of the Client's matter. Without limiting the foregoing, the Client agrees to respond with reasonable promptness to telephone calls and other inquiries by the Firm, review documents and correspondence, regularly communicate with the Firm about the matter in general, including but not limited to any suggestions, questions or concerns that the Client has, and to promptly pay the charges for the services rendered and expenses incurred hereunder. The Client further covenants to provide all relevant information and documentation available to Client and requested by Firm and necessary for the Firm to handle the matter, and the Client acknowledges that failure to do so may result in an outcome that is less favorable than would otherwise be attainable.

     3. Fees For Services. Client shall pay Firm a fee for services performed for Client. With respect to certain matters that shall be subject to the prior written agreement of the parties, that fee will be determined by multiplying the number of hours spent working on Client's matters by the billing rate. The Firm's hourly billing rate is listed in Exhibit B. From time to time, Firm may also perform services for a fee calculated in other than hours including fee in lump sums and also commissions. Client shall pay Firm for invoiced services in cash or in such other means as the parties agrees in writing. Introductions to Client by Firm, its agents, staff, affiliates, and other sources of Firm has a relationship with that results in a strategic alliance, joint venture or any other commercial transaction or funds raised (including both debt and equity) shall be paid, unless agreed upon by both Parties on terms of a separate agreement accepted prior to the transaction taking place, at Ten percent (10%) of the value of the transaction or the amount of the funds raised, payable in cash, options, or warrants or combination at the option of Firm (the Firm will be responsible

Initials:  _________  CLIENT ________ FIRM       CONFIDENTIAL        Page 1

for any split with any of the Firm's agents involved in such efforts unless otherwise specified in writing). However, the forgoing provision shall not apply to any offerings of securities by Client, and Firm will not be entitled to any fee related to the amount of securities sold in such offerings. In those cases where the parties have agreed in writing that the fee will be determined on an hourly basis, the following shall apply. Time shall be billed in increments of 1/10th of an hour. The hourly rates set forth in Exhibit B will not increase without at least thirty (30) days prior written notice and the opportunity for Client to terminate this Agreement. The Client's fee shall be calculated by multiplying the number of hours devoted to Client's matter(s) (including fractions of hours) by the then current hourly rate. As used herein, the term "Number of Hours Devoted" shall mean any time spent by Firm in dealing with any aspect of the matter for which Client has retained Firm including, but not limited to consulting with Client (in person or by telephone), investigating facts, conducting research, preparing correspondence, documents, interviewing or negotiating with others (in person or by telephone), preparing for and conducting meetings and interviews, performing technical work, and/or traveling.

     4. Retainer. The Client shall pay the Firm a retainer in the amount detailed in the Service Order at the time of the signing of this Agreement. This retainer shall be maintained at this level until the termination of the engagement of service. Towards the end of the engagement, this retainer will be applied towards any outstanding invoices. If there is surplus after all outstanding invoices are brought current, this surplus will be refunded to Client. The retainer is not meant to be an estimate of the total fees that may be incurred, but rather an initial payment for the purposes of establishing the consultant-client relationship. The retainer amount may be increased if the nature of the services is changed. The Client will be informed of changes to the retainer amount.

     5. Estimates. While an estimate or indication of the amount of fees which will likely be incurred in any particular project may be provided from time to time, such estimates are not guaranteed amounts, but rather are meant to serve as guidelines only. Numerous factors on any project may affect those estimates and require that they be revised. If at any time an estimate for a particular project has been given to the Client, and it becomes apparent that the actual hours required for the project will significantly exceed the estimate, the Client will be informed of that fact and the Client may elect to discontinue further action. The Client may, at any time, request a written estimate of projected consulting fees and costs associated with particular requirements or actions to be undertaken by the Firm.

     6. Disbursements. In addition to the fees described above, the Client shall pay for all out-of-pocket disbursements actually incurred in the course of providing services to the Client under this Agreement. Disbursements include, but are not limited to, such costs as photocopying, filing fees, facsimile charges, electronic mail charges, travel expenses, computer research charges, telephone charges, postage, express mail, courier, and other out-of-pocket expenses. These out-of-pocket disbursements shall be billed per Exhibit B under Out-of Pocket Disbursements.



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     7.  Manner of Billing and Payment. An invoice will be submitted to
Client usually each week for the services and related costs and disbursements undertaken or incurred on Client's behalf during the previous period. Payment is due within 7 days of receipt thereof. In the event that Client fails to make timely payment as defined herein, and fails to cure such untimely payment within ten (10) days of written notice thereof, Firm shall be free to stop work. Interest shall accrue on all outstanding past due amounts due at the rate of 1.5% per month or the highest rate allowed by law, whichever is less.

     8. Termination. Either party shall have the right to terminate this Agreement upon sixty (60) days (the "Termination Timeframe") written notice. Termination and withdrawal from further engagement may occur if Client has failed or refused to comply with its obligations hereunder and if Client does not cure same within ten (10) days after written notice thereof is received by Client. In the event a termination notice is issued, Client shall be responsible for payment of all services and costs incurred during the Termination Timeframe.

     9. Return of Client Records. Upon termination, the Firm may give the Client notice that the Firm wishes to deliver the Client's records in the possession of the Firm to the Client. Within thirty (30) days, the Client shall notify the Firm as to the address to which such records shall be delivered. If the Client does not respond within said thirty (30) day period, the Firm shall be entitled to destroy such records and the Client shall waive any and all claims relating to such destruction.

    10. Objection to Billing. In the event that the Client has any objection whatsoever to any of the fees for services rendered or the costs and disbursements which are billed, it is the Client's obligation to immediately set forth any such objection at that time, and no later than seven (7) days of receipt of such invoices and to bring it to the Firm's attention in writing within that period. The Client's failure to timely set forth any such disagreement or objection to any fee for services rendered or costs incurred shall be considered to be a waiver of any such objections.

    11.  Collection Fees.   In the event of any dispute between the parties,
the prevailing party shall be entitled to reasonable costs incurred, including attorneys' fees.

    12. Liability. Firm will perform the services with reasonable care and professional skill. Firm does not warrant or provide warranties of any kind, expressed or implied including but not limited to the merchantability or fitness for use or purpose of the work performed or non-infringement. In no event shall Firm be liable to Client or any third party for incidental, indirect, special, or consequential damages (including, without limitation, lost profits, loss of data, loss of use or claims of third parties) as a result of implementing this agreement. Client acknowledges that Firm does not provide legal advice and is not a broker-dealer or underwriter and does not provide services directly or indirectly related to the offering, issuance or sale of securities.



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    13.  Confidentiality, Non-Solicitation and Non-Circumvention.  Client
agrees to not disclose the content of this Agreement, Service Orders or subordinate Agreements to this Agreement to third parties and non-parties to this Agreement in any form orally, electronic, or otherwise. Both parties agree to the adherence of any executed Non-disclosure provisions of Client and/or Firm. Furthermore, Client understands that Firm's business depends on its resources which include but not limited to human, knowledge, technology, intellectual, partnerships, and contacts. Client agrees, during the term of this Agreement and for a period of twenty four (24) months after the termination of this Agreement, not to, directly or indirectly, solicit or circumvent, offer employment, hire, contract or employ in any form for pay or otherwise, any of Firm's resources including, but not limited to, employees, contractors, suppliers, investors, brokers, bankers, manufacturers, consultants, clients, introduced by Firm to Client, its director's, employees, agents, and affiliates during the performance of this Agreement without Firm's expressed written approval. Client shall inform in writing within seven (7) days of any prior direct relationship which may affect Firms contribution to the Agreement especially as described in this section.

    14. Force Majeure. Neither party hereto shall be liable for any breach of its obligation hereunder resulting from causes beyond its reasonable control including but not limited to fire, strikes (excluding their own employees) insurrection or riots, embargoes, wrecks or delays in transportation, inability to obtain supplies and raw materials, or regulation of any civil or military authority. Each of the parties hereto agrees to give notice forthwith to the other upon becoming aware of an event of Force Majeure such notice to contain details of the circumstances giving rise to the Force Majeure.

    15. Governing Law, Binding Arbitration. This Agreement is governed by the laws of the State of California. In the event of any disagreement as to the billing statements, Client has the right to arbitration. Any dispute arising out of or relating to this agreement or the services provided hereunder, including but not limited to any disagreement and/or appeal remaining after the arbitration referred to in the previous sentence, shall be resolved through binding arbitration by an arbitrator under the Commercial Rules of the American Arbitration Association.

    16. Potential Conflicts of Interest. The Client acknowledges and agrees that the Firm presently does, or may in the future, work for or consult for other clients with whom the Client does business, contracts or competes. Nothing herein shall be construed as prohibiting or preventing the Firm from continuing or commencing such work for such clients, provided that the Firm takes adequate steps to ensure that confidential information of the Client is not divulged or revealed to such other clients.

    17. Severability. In the event any of the provisions of this agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement will remain in full force and effect.

    18. Amendments. This Agreement shall not be amended or modified except in writing signed or otherwise confirmed by the parties.


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    19.  Entire Agreement.  This Agreement, together with its Service
Order(s), exhibits, constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes in their entirety any and all written or oral agreements previously existing between the parties with respect to such subject matter.

    20. Effectiveness. This Agreement will become effective only after it has been signed by Client, and it has been accepted by Firm at its principal place of business. Client and signing party certifies that it has been given the authority to bind Client into this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

For "CLIENT"                             For "FIRM"
American TonerServ Corp.                 Fort Holding Ltd.


By: /s/ Daniel J. Brinker                By: Esther Lam - Representing
                                                Kelink Limited
Title: President and CEO                 Title: Director
Date: 7-7-06                             Date:  7-7-06

































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                CORPORATE DEVELOPMENT AND CONSULTING AGREEMENT

                                   EXHIBIT A
                             1st Service Order Form

Client (the "Client"):                 Project Name:
American TonerServ Corp                Client Purchase Order No.:
475 Aviation Boulevard, Suite 100      Amendment or Superseding prior Service
Santa Rosa, CA 95403                      Order?  NO
                                       If so, describe:

Upon acceptance of this Service Order by the Client, Fort Holdings Ltd. ("Firm") is authorized to provide the services described below pursuant to the Business Development and Consulting Agreement between Firm and Client.

Description of the Project:
Firm will act as consultant and perform with best efforts under the direct guidance of Client the following:
     1. Develop and manage a Corporate Development Plan (CDP) which includes:

         *  Capital Structure
         *  Business and Marketing Plan
         *  Strategic Project Plan
         *  Merger and Acquisition Plan
         *  Public Relations and Investors Relations

     2. Organizing of a Compensation Committee and Finance & Audit Committee with participating thereof.

     3. Assist Client in managing all aspects of corporate development pertaining to the Project up to completion until Client reaches at least $20 million in revenue.

Target Schedule (ESTIMATE ONLY):       Estimated Cost (ESTIMATE ONLY):
CDP:  45 days                          To be determined by CDP and paid from
                                       proceeds of funds raised.

                                       Ownership of Intellectual Property:
                                       None.














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                CORPORATE DEVELOPMENT AND CONSULTING AGREEMENT

Special Conditions:

1.  Client engages Firm in an exclusive basis for the purpose of Project.

2. Firm shall have exclusive rights for one (1) seat in two (2) committees at choice of Firm with priorities to the Executive Compensation. Committee and the Finance & Audit Committee.

3. Firm understands that Client is seeking to be valued at $10 million at the time of signing this Agreement.

Payment Schedule:

1.  Client shall pay Firm $10,000.00 retainer upon signing of this Service
Order.

2. Upon signing of this Agreement, Client shall issue to firm One Hundred Fifty Thousand (150,000) shares (as of July 5, 2006) of its common stock ("Initial Shares"). The Initial Shares are priced at $0.15 per share. If Client splits its stock after the Effective Date (i.e. July 5, 2006) of this Agreement, the number of Initial Shares to be issued to Firm shall be adjusted accordingly based on the ratio of split.

3. Shares issued to Firm including but not limited to Initial Shares shall be adjusted for splits to Firm while the Agreement is in effect. Shares are to be issued to Firm or its authorized agent. Client shall piggyback register the Initial Shares and any other shares Firm receives from Client in the future at Firm's request.

4. Firm shall return a portion of the Initial Shares as described below if this Agreement is terminated prior to the following milestones being reached, and provided that Firm has been given the freedom to perform its duties:

     a) Fifty Thousand (50,000) Shares will be returned to Client if CDP is not completed.

     b) One Hundred Thousand (100,000) Shares will be returned to Client if Firm terminates this Agreement within six (6) months.

     c) The above number of shares returned shall be adjusted for splits and represent the correct ratio based on the Initial Shares issued to Firm.

5. For Out-of-Scope activities as authorized by Client: The hourly rates in Exhibit B for Executives, Consultants and Managers will be charged at 50/50 cash/equity. Equity in the form of cashless warrants or S-8 Stock or Preferred Shares or Common shares any for at the option of firm. If payment is in the form of equity, either in Preferred Convertible Shares or Common shares, such shares will carry piggy back registration rights.

6. Client shall reimburse Firm for out of pocket expenses during the term of this Agreement.

Payment term:  Net 7 days.

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This Service Order is Accepted:

For "CLIENT"                           For "FIRM"
American TonerServ Corp.               Fort Holdings Ltd.



By: /s/ Daniel J. Brinker                By: Esther Lam - Representing
                                                Kelink Limited

Title: President and CEO               Title: Director

Date:  7-7-06                          Date: 7-7-06









































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                CORPORATE DEVELOPMENT AND CONSULTING AGREEMENT

                                  EXHIBIT B

                                 Billing Rates

Categories                                                Rate

Executive managers/consultants                           $350/hr.

Senior managers/consultants                              $250/hr.

Project managers                                         $175/hr.

Administrative                                           $90/hr.

Clerical                                                 $35/hr.

Outsourced Consultants                                   Cost plus 25%.

Out-of Pocket Disbursements                              Cost plus 15%

Governmental and regulatory work                    At 25% surcharge above
                                                    regular billing rate.

Governmental Lobbying                               At 50% surcharge above
                                                    regular billing rate.













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